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                   [Letterhead of Congress Financial Corporation]


                                 October 25, 1996


The Renco Group, Inc.
45 Rockefeller Center
New York, New York  10111

Attention:  Mr. Ira Leon Rennert

Gentlemen:

     The Renco Group, Inc. ("Renco Group") has provided Congress Financial Corporation ("Lender") with certain information and has discussed with Lender the request by Renco Group for a secured loan to be made by Lender to a wholly-owned subsidiary of the Renco Group to be formed after the date hereof in connection with the proposed offer by WCI Steel Holdings, Inc. ("WCI Holdings") to purchase all of the issued and outstanding shares of common stock of WCI Steel, Inc. ("WCI"), other than the shares owned by Renco Group and Ira Rennert (such outstanding shares other than those owned by Renco Group and Ira Rennert being referred to herein as the "Public Shares"), at a purchase price of $10.00 per share, net to the seller in cash, without interest, upon the terms and subject to the terms and conditions to be set forth in an Offer to Purchase (the "Tender Offer").

     Based on the information that the Renco Group has supplied to Lender, Lender is pleased to confirm its commitment to make a secured loan to the wholly-owned subsidiary of Renco Group to be formed, which will be known as Renco Steel Holdings, Inc. ("Renco Steel Holdings") of up to $50,000,000, subject to the terms and conditions set forth below.

1.   PARTIES:

     (a)  Borrower: Renco Steel Holdings, Inc. (a to be formed wholly-owned subsidiary of The Renco Group, Inc.)

     (b)  Guarantors:  The Renco Group, Inc.
                       WCI Steel Holdings, Inc.

     (c)  Lender:  Congress Financial Corporation

2. LOAN: A single advance (the "Loan") in an amount equal to the purchase price for the Public Shares of WCI tendered for

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     purchase by WCI Holding pursuant to the Tender Offer, but in no event to exceed the lesser of $50,000,000 or the maximum amount of the dividend which WCI is permitted to pay to its shareholder under the terms of the Indenture with respect to the existing 10 1/2% Senior Notes due 2002 issued by WCI.

3. USE OF PROCEEDS: The Loan provided to Renco Steel Holdings shall be used exclusively by Renco Steel Holdings to make an equity contribution to WCI Holdings, the proceeds of which shall be used by WCI Holdings to pay part of the cash portion of the purchase price for the Public Shares pursuant to the Tender Offer and to pay non-tendering shareholders pursuant to the Merger after the proceeds of the cash equity contribution by Renco Group to WCI Holdings referred to below have been applied to such cash portion of the purchase price or payees.

4. INTEREST RATE: The interest rate on the Loan shall be one and three-quarter (1 3/4%) percent per annum above the rate announced from time to time by CoreStates Bank, N.A., as its "prime rate" and shall increase or decrease by an amount equal to each increase or decrease in such prime rate, effective as of the first day of the month after any such change. After a default, interest shall be increased to three and three-quarters
     (3 3/4%) percent per annum above such announced "prime rate". All interest will be computed on the basis of a three hundred sixty (360) day year.

5. FEES. Renco Group shall pay a $125,000 commitment fee, payable in full upon execution and return of this letter (the "Commitment Fee"), which fee is not refundable. Such fee is in addition to interest and other charges provided for herein. This Section shall survive the expiration or termination of this letter.

6. MATURITY DATE: The Loan and all related obligations (including interest, fees, costs and expenses) shall be due and payable in full on the third
     (3rd) business day after the Loan is made (the "Maturity Date").

7. COLLATERAL: First and only security interests in and lien upon, and pledges of, (a) all issued and outstanding shares of capital stock of WCI at any time owned or held by Renco Group and WCI Holdings, and (b) all of the assets of Renco Steel Holdings and WCI Holdings and (c) all issued and

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     outstanding shares of capital stock of WCI Holdings (all of the foregoing being collectively, the "Collateral").

8. EXPENSES: Renco Group agrees to pay all reasonable legal and closing costs and expenses, including attorneys' fees, in each case whether or not this transaction closes. All such expenses shall be paid to Lender upon demand, together with such advance funds on account of such expenses as Lender may from time to time request. Lender shall have the right to offset such expenses against any fees or other sums received from or on behalf of Renco Group. This Section shall survive the expiration or termination of this letter.

9. OTHER INFORMATION AND CONDITIONS. Compliance with all terms and requirements of this letter are conditions precedent to the making of the Loan. In addition, the Loan is subject to the satisfaction, in a manner satisfactory to Lender, of the following additional terms and conditions:

     (a) Lender shall continue to receive all financial information, projections, budgets, business plans, cash flows and such other information as Lender shall reasonably request from time to time.

     (b) Execution and delivery of loan and security documents, delivery of opinions of counsel and other agreements, documents and instruments as may be necessary or desirable to effectuate the financing arrangements described herein as may be determined by Lender and its counsel.

          (i) Such loan documents will include, among other documents, a loan agreement, pledge and security agreements, UCC financing statements and the guarantee of the obligations of Renco Steel Holdings to Lender by WCI Holdings. Contemporaneously upon the consummation of the Merger, the guarantee shall terminate to the extent it is not permitted under the terms of the Indenture with respect to the 10-1/2% Senior Secured Notes due 2002 issued by WCI or the extent the guarantees shall cause the Merger to be prohibited under such Indenture. The opinions of counsel will include, among other things, the opinion that the Tender Offer, the Merger (as defined below), the Dividend (as defined below) and the financing arrangements described herein do not, and will not, violate any of the terms of any of the then existing agreements of Renco Group, Renco Steel Holdings, WCI Holdings or WCI with any other party or by which it or any of them or their respective

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               assets and properties are bound, or any applicable law or
               regulation, that no court of other governmental authority has threatened or commenced any action to prevent or void any of such transactions, that the financing agreements create a valid and enforceable security interest in all of the Collateral, that the financing agreements are valid, enforceable and binding and that Renco Group, Renco Steel Holdings, WCI Holdings and WCI have been duly incorporated and are in good standing under the laws of their respective states or jurisdictions of incorporation and each state or jurisdiction where Renco Group, Renco Steel Holdings, WCI Holdings and WCI transact business, and such other matters as Lender may reasonably request.

          (ii) Such loan documents will contain such provisions, representations, warranties, conditions, covenants and events of default as are satisfactory to Lender and its counsel.

     (c) Execution and delivery to Lender of a definitive merger agreement, in form and substance satisfactory to Lender, providing for the merger of WCI with and into WCI Holdings, with WCI Holdings as the surviving corporation (the "Merger") and the cancellation of the shares of capital stock of WCI Holdings. WCI shall agree to pay to Renco
          Steel Holdings a dividend (the "Dividend") in the amount equal to the Loan and all other obligations of Renco Steel Holdings to Lender immediately after consummation of the Merger.

     (d) All of the issued and outstanding shares of capital stock of WCI Holdings shall have been contributed by Renco Group to Renco Steel Holdings, so that Renco Steel Holdings is the direct and beneficial owner and holder of all of the issued and outstanding shares of capital stock of WCI Holdings, free and clear of any pledge, lien, security interest, encumbrance, claim or restriction (except in favor of Lender).

     (e) All of the issued and outstanding shares of capital stock of WCI owned by Renco Group and Ira Rennert shall have been contributed to WCI Holdings, so that WCI Holdings is the direct and beneficial owner and holder of all of such shares, free and clear of any pledge, lien, security interest, encumbrance, claim or restriction (except in favor of Lender).

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     (f)  WCI Holdings shall have received in cash as an equity capital contribution not less than the amount equal to the difference between the amount of the Loan and the amount required to be paid by WCI Holding for the purchase price of the Public Shares pursuant to the Tender Offer for those Public Shares which are tendered. All of the proceeds of such equity contribution shall have been used to pay the purchase price for the Public Shares pursuant to the Tender Offer and expenses for the transaction.

     (g) The Tender Offer shall have been commenced within five (5) days after the date hereof. All steps required for the purchase of the Public Shares pursuant to the Tender Offer shall have been taken except for the actual physical delivery of the tendered Public Shares and the payment by WCI Holdings of the purchase price therefor and all actions and proceedings required by the Tender Offer and applicable laws and regulations shall have been taken in accordance with the requirements thereof and no court or other governmental authority shall have issued, or threatened or commenced, any injunction, restraining order or other order which seeks to prevent or void or otherwise modify any of the transactions contemplated by the Tender Offer, the Merger, or the Dividend. The purchase price and all other amounts payable to the selling holders of Public Shares pursuant to the Tender Offer shall not exceed $10.00 per share.

     (h) Not less than the number of Public Shares of WCI shall have been validly tendered and not withdrawn pursuant to the Tender Offer such that upon the purchase of such shares by WCI Holdings, it shall directly and beneficially own and hold not less than ninety-two and thirty-nine one hundredths (92.39%) percent of the total number of shares of WCI then outstanding.

     (i) The proceeds of the Loan shall be disbursed directly to the paying agent in connection with the Tender Offer and the Merger (which paying agent shall be acceptable to Lender) and such paying agent shall agree to promptly return such funds directly to Lender to the extent any of such funds are not used within three (3) business days after the receipt thereof by the paying agent to pay a portion of the purchase price for the Public Shares pursuant to the Tender Offer or to pay the non-tendering shareholders pursuant to terms of the Merger.

     (j) Delivery of all consents, waivers, acknowledgments and other agreements from third persons in form and substance satisfactory to Lender, which Lender may deem necessary or desirable in order to permit, protect and

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          perfect its security interests in and liens upon the Collateral and to permit the Tender Offer, the Merger and the Dividend.

     (k) Prior to the Merger, Renco Steel Holdings shall have no assets other than all of the issued and outstanding shares of capital stock of WCI Holdings and no liabilities other than its indebtedness and other obligations to Lender. Prior to the Merger, WCI Holdings shall have no assets other than the proceeds of the cash equity contribution described above, the proceeds of the cash equity contribution from Renco Steel Holdings described above, the capital stock of WCI and deferred financing and filing fees.

     (l) The proposed refinancing by WCI of its existing 10 1/2% Senior Notes due 2002 with an issue of new notes shall not occur on or about the time of the Tender Offer.

     (m) Execution and delivery of amendments to the existing credit facility of Lender and Security Pacific Business Credit Inc. with WCI so as to permit the Tender Offer, the Merger and the Dividend and Lender shall have received all requisite consents and approvals to such amendments.

     (n) No material adverse change in the business, operations or prospects of Renco Steel Holdings, WCI Holdings or WCI or in the condition of the assets of Renco Steel Holdings, WCI Holdings or WCI shall have occurred since the date hereof. Without limiting the generality of the foregoing, (i) no act, condition or event which would constitute an event of default under the financing agreements to be executed in connection with the Loan shall exist as of the closing, (ii) no material investigation, litigation, bankruptcy or other proceedings shall be pending or threatened against Renco Steel
          Holdings, WCI Holdings or WCI and (iii) the Collateral shall not have materially declined in value.

     (o) This transaction and the events contemplated herein must close by December 20, 1996.

     This letter contains the entire commitment of Lender for this transaction and, upon acceptance by the Renco Group, supersedes all prior proposals, negotiations, discussions and correspondence, except for the obligations of the Renco Group for expenses and rights of Lender to retain deposits. This commitment may not be contradicted by evidence of any alleged oral agreement. All prior proposals, negotiations, discussions and correspondence are merged in the governing terms of this

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commitment, which may be amended only in writing executed by the parties hereto.
No condition of this commitment may be waived, except in writing signed by Lender.

     This letter shall be of no force and effect (except as to Sections 5 and 8 hereof) unless accepted by Renco Group and as so accepted, received by Lender by the close of business in New York City on October 28, 1996 with payment in full of the Commitment Fee.

     This commitment is not intended for the benefit of, and may not be relied upon by, any third party. We look forward to continuing to work with you and your associates in this transaction.

                                        Very truly yours,

                                        CONGRESS FINANCIAL CORPORATION

                                        By: /s/ ANDREW W. ROBIN
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                                        Title: Senior Vice President
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Accepted this 25th
day of October, 1996

THE RENCO GROUP, INC.

By: /s/ Ira Leon Rennert
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Title: Chairman
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